Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $200 MILLION OPEN MARKET REPURCHASE

TEMPE, Ariz., August 5, 2025 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it is planning to repurchase $200 million of Align’s common stock through open market repurchases under Align’s $1.0 billion stock repurchase program that was approved by Align's Board of Directors in April 2025.

“We are pleased to announce our intention to repurchase $200 million of our common stock through open market transactions. This decision reflects the continued confidence of management and the Board in our long-term strategy and market opportunity and underscores the strength of our balance sheet and strong cash flow generation,” said John Morici, Align CFO and executive vice president, global finance. “Align remains focused on executing its strategic plan, delivering superior outcomes for doctors and patients, and enhancing stockholder value by delivering sustainable growth and performance. In the face of a challenging and uncertain macroeconomic backdrop, we are navigating with a clear focus to control what we can and to continue to invest with discipline in the areas that will define our future.”

The open market repurchases of Align’s common stock will be executed pursuant to a Rule 10b5-1 trading plan. The timing and number of shares repurchased will be based on an evaluation of market conditions and other factors, including stock price, trading volume, general business and market conditions, and capital availability. The repurchases are expected to be completed by January 2026 and will be funded with Align’s cash on hand. As of June 30, 2025, Align had approximately 72.5 million shares outstanding and $901,157 million in cash and cash equivalents.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 286.4 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 28 years, Align has helped doctors treat over 20.8 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding the expected completion date and form of the open market repurchases, the aggregate value of common stock to be repurchased under the repurchase program, our expectation that we will finance the repurchases with cash on hand, our confidence in our long-term strategy and market opportunity, our ability to execute on our strategic plan, deliver superior outcomes to doctors and patients and enhance stockholder value by delivering sustainable growth and performance, that the repurchases will provide value to our stockholders, our belief that we will continue to invest with discipline in areas that will define our future, as well as other statements regarding the planned open market repurchases under the repurchase program. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 28, 2025 and our latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 8, 2025. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.